EXHIBIT 99.1

FedFirst Financial Corporation Announces Third Quarter 2013 Results

MONESSEN, Pa., Oct. 31, 2013 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) (the "Company"), the parent company of First Federal Savings Bank (the "Bank"), today announced net income of $463,000 for the three months ended September 30, 2013 compared to $649,000 for the three months ended September 30, 2012, a decrease of $186,000 or 28.7%. Diluted earnings per share was $0.19 for the three months ended September 30, 2013 compared to $0.23 for the three months ended September 30, 2012, a decrease of $0.04 per share or 17.4%. The Company reported net income of $1.8 million for the nine months ended September 30, 2013 compared to $1.7 million for the nine months ended September 30, 2012, an increase of $134,000 or 7.9%. Diluted earnings per share was $0.75 for the nine months ended September 30, 2013 compared to $0.60 for the nine months ended September 30, 2012, an increase of $0.15 per share or 25.0%.

"The low interest rate environment continues to present a challenge for community banks and the ability to maintain our net interest margin," said Patrick G. O'Brien, President and CEO. "The uptick in rates in the third quarter helped to slow refinance activity, which contributed to a 2.5% increase in the loan portfolio in the quarter. We also continue to benefit from strong results from our insurance agency subsidiary, Exchange Underwriters. Offsetting these gains was a slight increase in credit costs, which reflects the unevenness of the economic recovery in our market area."

Third Quarter Results

Net interest income for the three months ended September 30, 2013 decreased $152,000, or 5.7%, to $2.5 million compared to $2.6 million for the three months ended September 30, 2012. Modifications and payoffs of higher yielding loans and securities due to the continued low interest rate environment resulted in a $345,000 decline in interest income. This was partially offset by interest rate reductions and decreases in average balances on higher-cost deposits that resulted in a $116,000 decrease in deposits expense and payoffs on borrowings that resulted in a $77,000 decrease in borrowings expense.

The provision for loan losses was $200,000 for the three months ended September 30, 2013 compared to $100,000 for the three months ended September 30, 2012. In the current period, the provision was impacted by an increase in special mention rated loans and a change in the mix of the loan portfolio, including growth in commercial loans.

Noninterest income increased $178,000, or 21.4%, to $1.0 million for the three months ended September 30, 2013 compared to $830,000 for the three months ended September 30, 2012. Insurance commissions increased $193,000 primarily due to an increase in commercial lines policies. Fees and service charge income increased $28,000 primarily due to prepayment fees received on payoffs of commercial loans. Income from bank-owned life insurance decreased $37,000 primarily due to the recognition of $33,000 in income from a policy of a former director who passed in the prior period.

Noninterest expense increased $172,000, or 7.2%, to $2.6 million for the three months ended September 30, 2013 compared to $2.4 million for the three months ended September 30, 2012. Compensation expense increased $79,000 primarily due to increases in stock-based compensation and employee benefit expenses. In addition, advertising expense increased $76,000 primarily related to Exchange Underwriters and real estate owned expense increased $20,000 due to a writedown of a property in the current period. This was partially offset by a $20,000 decrease in occupancy expenses and $18,000 decrease in amortization of intangibles primarily due to fully depreciated and amortized assets.

Year-to-Date Results

Net interest income decreased $110,000 to $7.6 million for the nine months ended September 30, 2013 compared to $7.7 million for the nine months ended September 30, 2012. Interest rate reductions and decreases in average balances on higher-cost deposits resulted in a $506,000 decrease in deposits expense and payoffs on borrowings resulted in a $312,000 decrease in borrowings expense. This was partially offset by modifications and payoffs of higher yielding loans and securities due to the continued low interest rate environment that resulted in a $928,000 decline in interest income. Interest income on loans included the effect of a one-time receipt in the current period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. Interest received while the loan was on nonaccrual was applied to principal and was not recognized to income until payoff.

The provision for loan losses was $365,000 for the nine months ended September 30, 2013 compared to $310,000 for the nine months ended September 30, 2012. In the current period, the provision was impacted by an increase in special mention rated loans and a change in the mix of the loan portfolio, including growth in commercial loans. Net charge-offs were $58,000 for the nine months ended September 30, 2013 compared to $317,000 for the nine months ended September 30, 2012.

Noninterest income increased $818,000, or 32.2%, to $3.4 million for the nine months ended September 30, 2013 compared to $2.5 million for the nine months ended September 30, 2012. In the current period, there was a $758,000 increase in insurance commissions primarily due to an increase in commercial lines policies and a $275,000 increase in contingency fees. In addition, fees and service charge income increased $100,000 primarily due to prepayment fees received on payoffs of commercial loans. Income from bank-owned life insurance decreased $45,000 primarily due to the recognition of $33,000 in income from a policy of a former director who passed in the prior period.

Noninterest expense increased $455,000 , or 6.2%, to $7.8 million for the nine months ended September 30, 2013 compared to $7.3 million for the nine months ended September 30, 2012. Compensation expense increased $385,000 primarily due to the hiring of additional staff, higher employee commissions from an increase in fee income on insurance policies, and an increase in stock-based compensation. In addition, advertising expense increased $264,000 primarily related to Exchange Underwriters. This was partially offset by a $95,000 decrease in professional services primarily due to costs associated with strategic planning analysis and initiatives in the prior period and a $59,000 decrease in occupancy expense and $40,000 decrease in amortization of intangibles primarily due to fully depreciated and amortized assets.

Balance Sheet Review

Total assets increased $3.8 million to $322.5 million at September 30, 2013 compared to $318.8 million at December 31, 2012. Net loans increased $12.2 million to $261.7 million primarily as a result of growth in, commercial real estate, commercial business loans and home equity loans, as well as disbursements on commercial constructions loans, partially offset by a decrease in residential mortgage and multi-family loans. Securities available-for-sale decreased $13.6 million due to paydowns and maturity of a municipal bond. Deposits increased $10.8 million to $224.9 million principally in interest and noninterest-bearing demand deposits, partially offset by decreases in money market accounts and certificates of deposits. Borrowings decreased $6.2 million to $42.5 million due to a decrease in short-term borrowings and paydowns on amortizing advances. Stockholders' equity decreased $30,000 to $53.3 million at September 30, 2013 primarily due to the purchase of 122,957 shares of the Company's common stock for $2.3 million and $389,000 in dividend payments to stockholders partially offset by $1.8 million of net income and a $486,000 increase in the unrealized gain position of the security portfolio.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	September 30,	December 31,
	2013	2012
Selected Financial Condition Data:
Assets	$ 322,513	$ 318,760
Cash and cash equivalents	14,089	5,874
Securities available-for-sale	28,969	42,582
Loans receivable, net	261,737	249,530
Deposits	224,868	214,057
Borrowings	42,500	48,678
Stockholders' equity	53,264	53,294

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Selected Operations Data:
Total interest income	$ 3,155	$ 3,500	$ 9,681	$ 10,609
Total interest expense	658	851	2,053	2,871
Net interest income	2,497	2,649	7,628	7,738
Provision for loan losses	200	100	365	310
Net interest income after provision for loan losses	2,297	2,549	7,263	7,428
Noninterest income	1,008	830	3,361	2,543
Noninterest expense	2,551	2,379	7,755	7,300
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	754	1,000	2,869	2,671
Income tax expense	273	346	966	946
Net income before noncontrolling interest in net income of consolidated subsidiary	481	654	1,903	1,725
Noncontrolling interest in net income of consolidated subsidiary	18	5	70	26
Net income of FedFirst Financial Corporation	$ 463	$ 649	$ 1,833	$ 1,699

Dividends per share	$ 0.06	$ 0.04	$ 0.16	$ 0.11
Earnings per share - basic	0.20	0.23	0.75	0.60
Earnings per share - diluted	0.19	0.23	0.75	0.60

Weighted average shares outstanding - basic	2,373,378	2,867,983	2,428,692	2,836,388
Weighted average shares outstanding - diluted	2,407,398	2,871,313	2,460,099	2,839,577

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Selected Financial Ratios(1):
Return on average assets	0.59%	0.78%	0.77%	0.67%
Return on average equity	3.44	4.31	4.49	3.81
Average interest-earning assets to average interest-bearing liabilities	128.69	128.74	128.06	127.88
Average equity to average assets	17.05	18.07	17.18	17.66
Interest rate spread	3.12	3.09	3.18	2.94
Net interest margin	3.38	3.41	3.44	3.28

	Period Ended
	September 30,	December 31,
	2013	2012
Allowance for loan losses to total loans	1.17%	1.13%
Allowance for loan losses to nonperforming loans	113.43	130.94
Nonperforming loans to total loans	1.03	0.86
Nonperforming assets to total assets	1.03	0.74
Nonperforming assets and troubled debt restructurings performing under modified terms to total assets	1.48	1.21
Net charge-offs to average loans	0.02	0.21
Tier 1 (core) capital and tangible equity (2)	14.53	14.02
Tier 1 risk-based capital (2)	22.15	22.55
Total risk-based capital (2)	23.40	23.81
Book value per share	$ 21.90	$ 20.98
Outstanding shares	2,431,993	2,540,341

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for First Federal Savings Bank only

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.

CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800